As filed with the Securities and Exchange Commission on May 22, 2023

Registration No. 333- 222043-01

Registration No. 333- 228980-01

Registration No. 333- 188042-01

Registration No. 333- 258819-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3 to Form S-8 Registration Statement (File No. 333- 222043-01)

Post-Effective Amendment No. 3 to Form S-8 Registration Statement (File No. 333- 228980-01)

Post-Effective Amendment No. 3 to Form S-8 Registration Statement (File No. 333- 188042-01)

Post-Effective Amendment No. 2 to Form S-8 Registration Statement (File No. 333- 258819-01)

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CASI Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	58-1959440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1701-1702, China Central Office Tower 1 No. 81 Jianguo Road, Chaoyang District, Beijing	100025
People’s Republic of China	(Zip Code)
+86 (10) 6508 6063
(Address of Principal Executive Offices)

CASI Pharmaceuticals, Inc.

2011 Long-Term Incentive Plan

Non-Plan Stock Option Award

2021 Long-Term Incentive Plan

(Full title of the plan)

Alexander A. Zukiwski, MD CASI Pharmaceuticals, Inc. 9620 Medical Center Drive, Suite 300 Rockville, MD 20850 240-864-2600

(Name and address and telephone number of agent for service)

With a copy to:
Peter X. Huang, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 30/F, China World Office 2 1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 (10) 6535-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE*

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

*	No additional securities are to be registered, and the registration fee was previously calculated and paid in connection with the filing of the original Registration Statements (File No. 333- 222043, File No. 333- 228980, File No. 333- 188042 and File No. 333- 258819). Therefore, no further registration fee is required.

Explanatory Statement

These Post-Effective Amendments are being filed by CASI Pharmaceuticals, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), with respect to ordinary shares issuable pursuant to the Company’s 2011 Long-Term Incentive Plan and 2021 Long-Term Incentive Plan.

On May 12, 2023, the Company’s board of directors adopted Amended and Restated 2011 Long-Term Incentive Plan and Amended and Restated 2021 Long-Term Incentive Plan (collectively, “Amended and Restated Plans”), pursuant to which (i) the maximum aggregate number of ordinary shares that may be issued under the Amended and Restated Plans remains unchanged, (ii) certain terms and definitions were updated to reflect certain redomicile merger in which CASI Pharmaceuticals, Inc., a Delaware corporation and the Company’s predecessor, merged with and into the Company with the Company surviving the merger as the successor issuer, and (iii) certain changes were made with respect to the plan administrator’s authorities to make adjustments to incentive awards. The rest of provisions of the original 2011 Long-term Incentive Plan and 2021 Long-term Incentive Plan will remain in full force and effect. As a result, the Company is filing these Post-Effective Amendments to incorporate the Amended and Restated Plans as exhibits to the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number	Description
4.4	CASI Pharmaceuticals, Inc. 2011 Long-Term Incentive Plan, as amended and restated.

4.5	CASI Pharmaceuticals, Inc. 2021 Long-Term Incentive Plan, as amended and restated.

24.1	Power of Attorney (included in the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, PRC on May 22, 2023.

CASI Pharmaceuticals, Inc.

By:	/s/ Wei-Wu He, Ph.D.
Wei-Wu He, Ph.D.
Chief Executive Officer and Chairman to the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Wei-Wu He, Ph.D. and Wei (Larry) Zhang as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Wei-Wu He, Ph.D.		May 22, 2023
Wei-Wu He, Ph.D.	Chairman of the Board and CEO
(Principal Executive Officer)
/s/ Wei (Larry) Zhang		May 22, 2023
Wei (Larry) Zhang	President
(Principal Financial Officer)
/s/ Y. Alexander Wu, Ph.D.		May 22, 2023
Y. Alexander Wu, Ph.D.	Director

/s/ Zhenbo Su		May 22, 2023
Zhenbo Su	Director

/s/ Thomas Folinsbee		May 22, 2023
Thomas Folinsbee	Director

/s/ Xuebo Zeng		May 22, 2023
Xuebo Zeng	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CASI Pharmaceuticals, Inc., has signed this registration statement in City of Rockville, State of Maryland, on May 22, 2023.

AUTHORIZED U.S. REPRESENTATIVE

/s/ Alexander A. Zukiwski, MD
Name:	Alexander A. Zukiwski. MD
Title:	Chief Medical Officer